Exhibit (d)(5)
March 15, 2011
PRIVATE AND CONFIDENTIAL
International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, WV 25560
Attention: Bennett K. Hatfield
Gentlemen:
     In connection with our evaluation and consideration of a possible transaction (the “Transaction”) with International Coal Group, Inc. and its subsidiaries (collectively, the “Company”), we have entered into a Non-Disclosure Agreement, dated as of February 25, 2011. As discussions with respect to a possible Transaction continue, Arch Coal, Inc. (“Arch,” and together with the Company, the “Parties” and each being a “Party”) and the Company each hereby represent, warrant and agree as follows:
     Each of Arch and the Company represents and warrants to the other that as of the date hereof, neither it nor any of its subsidiaries or controlled affiliates beneficially owns any securities of the other Party or any direct or indirect options, warrants or other rights to acquire, or any securities convertible into or exchangeable for, any equity securities of the other Party (collectively, the “Securities”). The Parties agree that during the period beginning on the date of this letter agreement and ending on the earlier of (i) the second anniversary of the date of this letter agreement or (ii) the occurrence of a Significant Event (as defined below) (the “Standstill Period”) and except as discussed prior to the date herof, each Party shall not, and shall cause each of its respective controlled affiliates and representatives not to, directly or indirectly, without the written consent of the Board of Directors of the other Party specifically expressed in a resolution approved by a majority of the directors of the other party (i) acquire, agree to acquire, offer or propose to acquire any of the other Party’s Securities; (ii) seek, propose or submit any offer for any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction or other extraordinary transaction of or involving the other Party; (iii) make, or in any way participate in, any “solicitation” of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any of the other Party’s Securities, or seek to advise or influence any person with respect to the voting of any of the other Party’s Securities or demand a copy of the stock ledger, list of holders of the other Party’s Securities, or any other books and records of the other Party; (iv) form, join or in any way participate in a “13D Group” (as defined below) with respect to any of the other Party’s Securities; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, the Board of Directors of the other Party or policies of the other Party; (vi) deposit any of the other Party’s Securities in any voting trust or subject any of the other Party’s Securities to any arrangement or agreement with respect to the voting of such shares; (vii) call or seek to have called any meeting of the holder of Securities of the other Party or execute any written consent with respect to the other Party or its respective Securities; (viii) seek, alone or in concert with others, representation on the Board of Directors of the other Party or seek the removal of any member of the Board of Directors of the other Party or a change in the size of the Board of Directors of the other Party; (ix) take any action that might require the other party to make a public announcement regarding the possibility of a Transaction, (x) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing; or (xi) make any publicly disclosed proposal regarding any of the foregoing. Each of the Parties also agrees during the Standstill Period not to make any proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request or suggest to the other Party, directly or indirectly, to amend, waive or terminate any provision of this letter agreement (including this sentence), unless and until such Party has received the prior written invitation or approval of the other Party to do any of the foregoing.
     For purposes of this letter agreement, (i) “Significant Event” shall mean, with respect to each Party, any of (A) the acquisition by any person or “13D Group” (as defined below) of beneficial ownership of such Party’s Securities representing 50% or more of the then outstanding Securities; (B) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire such Party’s Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Securities of such Party owned by such person or 13D Group, 50% or more of the then outstanding Securities of such Party; or (C) the entry into by such Party, or determination by such Party to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of such Party would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock of such Party would be owned by persons other than the then current holders of shares of common stock of such Party, or which would result in all or a substantial portion of such Party’s assets being sold to any person or 13D Group; and (ii) “13D Group” shall mean, with respect to each Party’s Securities, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Securities which would required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Securities representing more than 5% of the total combined voting power of all such Securities then outstanding.
     This letter agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflicts of law principles.
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Sincerely, ARCH COAL, INC.
By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Senior Vice President — Law, General Counsel & Secretary

Accepted and Agreed: INTERNATIONAL COAL GROUP, INC.
By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Senior Vice President, Secretary and General Counsel

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